EXHIBIT 99.1

News Release          News Release          News Release           News

[LOGO] American Express

Contact:  Molly Faust
          212/640-0624
          molly.faust@aexp.com

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

                  AMERICAN EXPRESS REPORTS RECORD THIRD QUARTER
                            EARNINGS OF $770 MILLION

--------------------------------------------------------------------------------

                   Results Reflect Record Cardmember Billings,
                       Strong Growth in Lending Balances,
                Improved Credit Quality and Higher Client Assets

                 (Dollars in millions, except per share amounts)

                                           Quarters Ended         Percentage        Nine Months Ended          Percentage
                                            September 30           Inc/(Dec)           September 30             Inc/(Dec)
                                            ------------           ---------           ------------             ---------
                                         2003          2002
Net Income                              $  770        $  687          12%         $ 2,224         $ 1,988          12%

Revenues                                $6,419        $5,907           9%         $18,798         $17,611           7%

Per Share Net Income:
   Basic                                $ 0.60        $ 0.52          15%         $  1.73         $  1.50          15%
   Diluted                              $ 0.59        $ 0.52          13%         $  1.71         $  1.49          15%

Average Common Shares
 Outstanding
   Basic                                 1,278         1,323          (3%)          1,287           1,324          (3%)
   Diluted                               1,297         1,330          (2%)          1,298           1,334          (3%)

Return on Average
  Total Shareholders'
  Equity*                                 20.4%         17.8%         --             20.4%           17.8%         --

--------------------------------------------------------------------------------

*Computed on a trailing 12-month basis using total Shareholders' Equity as reported in the Consolidated Financial Statements prepared in accordance with accounting principles generally accepted in the United States (GAAP). Certain prior period amounts have been restated to conform to current year presentation.

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

      New York - October 27, 2003 - American Express Company today reported record net income of $770 million for the third quarter, up 12 percent from $687 million a year ago. Diluted earnings per share (EPS) rose to $0.59, up 13 percent from $0.52.

      The company's return on equity was 20.4 percent.

      Revenues on a GAAP basis totaled $6.4 billion, up nine percent from $5.9 billion a year ago. This growth reflects a rise in cards-in-force, average cardmember spending and lending balances. It also reflects increased revenue from higher asset levels at American Express Financial Advisors (AEFA).

      Consolidated expenses on a GAAP basis totaled $5.4 billion, up eight percent from $4.9 billion a year ago. This increase primarily reflects higher marketing, promotion, rewards and cardmember services expenses, as well as higher human resources expense.

      Kenneth I. Chenault, Chairman and CEO said: "The results this quarter benefited from an acceleration of revenue growth, outstanding credit quality, a winning set of products and reengineering initiatives that helped to fund a significantly higher level of business-building investments.

      "The changes we've made to our business model over the last few years are delivering results now. They are also putting us in an excellent position to capitalize on competitive opportunities - particularly in the card business.

      "During the quarter, we met all three of our long-term financial targets:
12 to 15 percent earnings per share growth, eight percent revenue growth and a return on equity of 18 to 20 percent. And, we did this while substantially increasing the level of investment spending designed to generate both short- and longer-term growth.

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

      "We see excellent competitive opportunities and we plan to continue a higher level of investment spending through the remainder of the year. Because of the momentum we're generating, we now believe that our 2003 earnings per share before accounting changes will be at the high end of our previous guidance of $2.26 to $2.29."

      Third Quarter Results/GAAP Basis

      The third quarter revenue growth from year-ago levels reflected increases of eight percent at Travel Related Services (TRS) and 10 percent at AEFA. Revenue at American Express Bank (AEB) was essentially unchanged. More specifically,

      o Discount revenue increased 13 percent, reflecting a 15 percent rise in cardmember spending.

      o Net finance charge revenue increased 18 percent, reflecting continued strong growth in the cardmember lending portfolio.

      o Net securitization income rose 10 percent, primarily reflecting a higher level of securitized lending balances in this portfolio.

      o Management and distribution fees rose 10 percent, reflecting in part higher asset levels at AEFA.

      o     Insurance and annuity-related revenues rose 14 percent.

      The rise in third quarter expenses from a year ago reflected increases of seven percent at TRS and 10 percent at AEFA, slightly offset by a one percent decrease at AEB. More specifically, the overall increase reflected:

      o A 26 percent increase in marketing, promotion, rewards and cardmember services expenses, driven by a 25 percent increase at TRS.

      o A five percent increase in other operating expenses, including an eight percent increase at TRS.

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

      o A 10 percent increase in human resources expense, reflecting merit increases, employee benefits and management incentives. Total staffing levels were essentially unchanged from the year-ago period.

      These items were slightly offset by a 10 percent decline in interest expense, reflecting a 25 percent decline in charge card interest expense at TRS.

      Travel Related Services (TRS) reported net income of $606 million for the third quarter, up 10 percent from $553 million a year ago.

      The following discussion of third quarter results presents TRS segment results on a "managed basis," as if there had been no cardmember lending securitization transactions. This is the basis used by management to evaluate operations and is consistent with industry practice. For further information about managed basis and reconciliation of GAAP and managed TRS information, see the "Managed Basis" section below. The AEFA, AEB and Corporate and Other sections below are presented on a GAAP basis.

      Total net revenues increased seven percent from the year-ago period, reflecting continued strong growth in spending and borrowing on American Express cards. This strength in the card business was partially offset by continued weakness in the travel and Travelers Cheque businesses.

      Record cardmember spending contributed to a 13 percent rise in discount revenue. The spending increase reflected growth in the number of American Express Cards, higher average cardmember spending and the continued benefit of rewards programs. The higher cardmember spending was driven by strong growth in retail and everyday spending, and by a notable improvement in the traditional travel and entertainment category.

      Net finance charge revenue increased eight percent, reflecting 14 percent growth in loan balances offset in part

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

by a lower net interest yield. Net card fees increased primarily as a result of a higher number of cards-in-force.

      Total expenses increased six percent. In line with the plans announced at mid-year, marketing, promotion, rewards and cardmember services expenses rose 26 percent from year-ago levels, primarily reflecting the continued expansion of card-acquisition programs, as well as increased cardmember loyalty program participation.

      Human resources expense increased eight percent largely due to higher costs related to merit increases, employee benefits and management incentives. Other operating expenses increased nine percent.

      Credit quality remained very strong in both the charge and credit card portfolios. The total provision for losses declined seven percent, reflecting a decline of 12 percent in the lending provision, partially offset by an 11 percent increase in the charge card provision. The increase in the charge card provision is primarily a result of higher receivable balances, which rose nine percent from last year. Reserve coverage ratios remained at historically strong levels.

      Charge card interest expense decreased 24 percent largely due to lower funding costs. This decrease was partially offset by higher average receivable balances.

      American Express Financial Advisors (AEFA) reported third quarter net income of $197 million, up 30 percent from $152 million a year ago. Total revenues increased 10 percent.

      Investment income rose seven percent, reflecting the benefit of a higher level of owned investments that was partially offset by lower yields. Invested assets increased due to strong sales over the past year of annuities, insurance and certificate products.

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

      Management and distribution fees and assets under management -- excluding the acquisition of Threadneedle -- increased from year-ago levels. This increase reflected higher average equity values for the quarter, partially offset by net outflows.

      Human resources and other operating expenses rose a combined 10 percent from year-ago levels, reflecting merit increases, higher employee benefits and management incentive costs.

      These increases were partially offset by a slight net benefit resulting from AEFA's Deferred Acquisition Cost (DAC) review. As discussed in prior reports, AEFA annually reviews its DAC assumptions and related practices in the third quarter. On a gross basis, this year's review resulted in both significant favorable and unfavorable changes to DAC amortization, which net to a $2 million benefit.

      The after-tax results reflect a tax benefit, which was partially offset by net investment losses and higher legal and acquisition-related costs.

      American Express Bank (AEB) reported net income for the third quarter of $27 million, up five percent from $25 million a year ago.

      AEB's results reflect lower provisions for losses primarily due to the continued stabilization of write-offs in the consumer lending portfolio. The results also reflected higher fee-related, foreign exchange and other revenues in Private Banking and the Financial Institutions Group. These benefits were partially offset by lower net interest income due to lower volumes in the Personal Financial Services and corporate loan portfolios and higher human resources and technology expenses.

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

      Corporate and Other reported third quarter net expenses of $60 million in 2003 compared with $43 million in 2002.

                                       ***

      Other Items

      In October 2003, the Financial Accounting Standards Board (FASB) issued a statement delaying the effective date of its accounting rule, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 requires the consolidation for reporting purposes of assets within certain structured investments that AEFA both owns and manages for third parties.

      Detailed interpretations of FIN 46 continue to emerge and the FASB will likely issue further interpretations of the rule over the next few months. Accordingly, the company has decided to delay its plans to adopt FIN 46 in the third quarter 2003 until the revised effective date of December 31, 2003.

      In July 2003, the company preliminarily estimated the impact of FIN 46 to be a below-the-line charge of approximately $150 million after tax. Based on current interpretations of the rules and market factors as of September 30, 2003, the charge is now expected to be lower than originally estimated. However, the charge upon adoption of FIN 46 is dependent upon further interpretations of the rules and market factors as of December 31, 2003. The charge will have no effect on cash flow, and the company expects that it will be reversed at a later date as the structured investments mature.

                                       ***

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

      Managed Basis - TRS

      Managed basis means the presentation assumes there have been no securitization transactions, i.e. all securitized cardmember loans and related income effects are reflected as if they were in the company's balance sheet and income statements, respectively. The company presents TRS information on a managed basis because that is the way the company's management views and manages the business. Management believes that a full picture of trends in the company's cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized cardmember loans.

      Asset securitization is just one of several ways for the company to fund cardmember loans. Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time.

      For example, irrespective of the funding mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because they are more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

      The Consolidated Section of this press release and attachments provide the GAAP presentation for items described on a managed basis.

                                       ***

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

      The following table reconciles the GAAP-basis TRS income statements to the managed-basis information.

--------------------------------------------------------------------------  --------------------------------------------------
Travel Related Services
Selected Financial Information

                                                                                 Effect of Securitizations (unaudited)
                                                                            Securitization
(preliminary, millions)                       GAAP Basis (unaudited)            Effect                   Managed Basis
                                          --------------------------------  --------------      ------------------------------
                                                                Percentage                                          Percentage
Quarters Ended September 30,                2003       2002      Inc/(Dec)   2003    2002       2003       2002     Inc/(Dec)
                                          -------    ---------------------  ------  ------    -------    ---------------------
Net revenues:
  Discount revenue                        $ 2,221    $ 1,967       13.0%
  Net card fees                               462        439        5.4
  Lending:
    Finance charge revenue                    566        504       12.0     $ 611   $  630    $ 1,177    $ 1,134         3.7%
    Interest expense                          116        124       (7.3)       74       98        190        222       (15.1)
                                          -------    -------                -----   ------    -------    -------
      Net finance charge revenue              450        380       18.3       537      532        987        912         8.2
  Travel commissions and fees                 349        342        1.9
  Other commissions and fees                  465        467       (0.4)       45       48        510        515        (0.9)
  Travelers Cheque investment income           90         96       (7.0)
  Securitization income, net                  327        298        9.6      (327)    (298)         -          -           -
  Other revenues                              394        406       (3.0)        -       (4)       394        402        (2.1)
                                          -------    -------                -----   ------    -------    -------
        Total net revenues                  4,758      4,395        8.2       255      278      5,013      4,673         7.3

Expenses:
  Marketing, promotion, rewards and
    cardmember services                       994        796       24.8         -       (5)       994        791        25.6
  Provision for losses and claims:
    Charge card                               213        191       11.1
    Lending                                   279        319      (12.6)      255      291        534        610       (12.3)
    Other                                      31         38      (17.8)
                                          -------    -------                -----   ------    -------    -------
      Total                                   523        548       (4.7)      255      291        778        839        (7.2)
  Charge card interest expense                186        249      (25.3)        -       (4)       186        245       (24.2)
  Human resources                             938        871        7.6
  Other operating expenses                  1,225      1,133        8.3         -       (4)     1,225      1,129         8.6
                                          -------    -------                -----   ------    -------    -------
        Total expenses                      3,866      3,597        7.5     $ 255   $  278    $ 4,121    $ 3,875         6.4
                                          -------    -------                -----   ------    -------    -------
Pretax income                                 892        798       11.7     --------------------------------------------------
Income tax provision                          286        245       16.3
                                          -------    -------
Net income                                $   606    $   553        9.7
                                          =======    =======
--------------------------------------------------------------------------

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

      American Express Company (www.americanexpress.com), founded in 1850, is a global travel, financial and network services provider.

                                       ***

      Note: The 2003 Third Quarter Earnings Supplement, as well as CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss third quarter earnings results, operating performance and other topics that may be raised during the

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

discussion will be held at 5:00 p.m. (ET) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                       ***

      This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of re-engineering and other cost-control initiatives, as well as factors impacting the company's revenues; the company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending and to actually spend such funds over the remainder of the year to the extent available, particularly if funds for discretionary spending are higher than anticipated, and the ability to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits, including increased revenues, of re-engineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such re-engineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as

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

business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology systems, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from continuing geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the ability to manage and expand cardmember benefits, including Membership Rewards(R), in a cost-effective manner and to accurately estimate the provision for the cost of the Membership Rewards program; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the U.S. and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; the ability to accurately interpret the recently issued accounting rules related to the consolidation of variable interest entities, including those involving collateralized debt obligations and secured loan trusts and limited partnerships that the company manages and/or invests in, the impact of which on both the company's balance sheet and results of operations could be greater or less than that estimated by management to the extent that after additional experience with and interpretation of such rules the company would need to revise estimates of the consolidation impact with respect to such investments and re-evaluate the impact of the rules on certain types of structures; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the SEC.

                                       ***

All information in the following tables is presented on a basis prepared in accordance with accounting principles generally accepted in the United States
(GAAP), unless otherwise indicated.

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

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

(Millions)

                                        Quarters Ended
                                         September 30,
                                     ----------------------       Percentage
                                       2003          2002          Inc/(Dec)
                                     -------        -------       ----------
Revenues
  Discount revenue                   $ 2,221        $ 1,967          13.0%
  Interest and dividends, net            730            759          (3.8)
  Management and distribution fees       603            551           9.5
  Cardmember lending net
     finance charge revenue              450            380          18.3
  Net card fees                          462            439           5.4
  Travel commissions and fees            349            342           1.9
  Other commissions and fees             514            490           5.1
  Insurance and annuity revenues         345            303          13.9
  Securitization income, net             327            298           9.6
  Other                                  418            378          10.4
                                     -------        -------
    Total revenues                     6,419          5,907           8.7
Expenses
  Human resources                      1,559          1,414          10.3
  Provision for losses and benefits    1,080          1,073           0.6
  Marketing, promotion, rewards
      and cardmember services          1,016            805          26.2
  Interest                               239            264          (9.7)
  Other operating expenses             1,463          1,394           5.0
  Restructuring charges                   (2)            (2)         32.3
  Disaster recovery charge                --             --            --
                                     -------        -------
    Total expenses                     5,355          4,948           8.2
                                     -------        -------
Pretax income                          1,064            959          11.0
Income tax provision                     294            272           8.0
                                     -------        -------
Net income                           $   770        $   687          12.1%
                                     =======        =======

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

(Millions)

                                       Nine Months Ended
                                         September 30,
                                     ----------------------       Percentage
                                      2003           2002          Inc/(Dec)
                                    --------       --------       ----------
Revenues
  Discount revenue                  $  6,349       $  5,809           9.3%
  Interest and dividends, net          2,277          2,175           4.7
  Management and distribution fees     1,692          1,757          (3.7)
  Cardmember lending net
     finance charge revenue            1,400          1,240          12.9
  Net card fees                        1,368          1,291           6.0
  Travel commissions and fees          1,062          1,039           2.1
  Other commissions and fees           1,490          1,423           4.8
  Insurance and annuity revenues       1,000            901          11.0
  Securitization income, net             968            883           9.7
  Other                                1,192          1,093           8.9
                                    --------       --------
    Total revenues                    18,798         17,611           6.7
Expenses
  Human resources                      4,625          4,346           6.4
  Provision for losses and benefits    3,265          3,336          (2.2)
  Marketing, promotion, rewards
      and cardmember services          2,735          2,297          19.1
  Interest                               700            812         (13.8)
  Other operating expenses             4,318          4,070           6.1
  Restructuring charges                   (2)           (21)         91.6
  Disaster recovery charge                --             (7)           --
                                    --------       --------
    Total expenses                    15,641         14,833           5.4
                                    --------       --------
Pretax income                          3,157          2,778          13.7
Income tax provision                     933            790          18.2
                                    --------       --------
Net income                          $  2,224       $  1,988          11.9%
                                    ========       ========

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

(Billions)

                                            September 30,       December 31,
                                                2003                2002
                                            -------------       ------------
Assets
  Cash and cash equivalents                  $       6           $      10
  Accounts receivable                               30                  29
  Investments                                       56                  54
  Loans                                             28                  28
  Separate account assets                           28                  22
  Other assets                                      16                  14
                                             ---------           ---------
    Total assets                             $     164           $     157
                                             =========           =========
Liabilities and Shareholders' Equity
  Separate account liabilities               $      28           $      22
  Short-term debt                                   16                  21
  Long-term debt                                    19                  16
  Other liabilities                                 86                  84
                                             ---------           ---------
    Total liabilities                              149                 143
                                             ---------           ---------
  Shareholders' Equity                              15                  14
                                             ---------           ---------
    Total liabilities and
        shareholders' equity                 $     164           $     157
                                             =========           =========

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

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

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                                FINANCIAL SUMMARY
                                   (Unaudited)

(Millions)
                                                  Quarters Ended
                                                   September 30,
                                               --------------------
                                                                      Percentage
                                                 2003         2002     Inc/(Dec)
                                               -------      -------   ----------
REVENUES (A)
  Travel Related Services                      $ 4,758      $ 4,395        8%
  American Express Financial Advisors            1,525        1,388       10
  American Express Bank                            199          199       --
                                               -------      -------
                                                 6,482        5,982        8
  Corporate and other,
    including adjustments
    and eliminations                               (63)         (75)      16
                                               -------      -------
CONSOLIDATED REVENUES                          $ 6,419      $ 5,907        9%
                                               =======      =======
PRETAX INCOME (LOSS)
  Travel Related Services                      $   892      $   798       12%
  American Express Financial Advisors              224          205        9
  American Express Bank                             41           38        5
                                               -------      -------
                                                 1,157        1,041       11
  Corporate and other                              (93)         (82)     (12)
                                               -------      -------
PRETAX INCOME                                  $ 1,064      $   959       11%
                                               =======      =======
NET INCOME (LOSS)
  Travel Related Services                      $   606      $   553       10%
  American Express Financial Advisors              197          152       30
  American Express Bank                             27           25        5
                                               -------      -------
                                                   830          730       14
  Corporate and other                              (60)         (43)     (39)
                                               -------      -------
NET INCOME                                     $   770      $   687       12%
                                               =======      =======

(A) Managed net revenues are reported net of American Express Financial Advisors' provision for losses and benefits and exclude the effect of TRS' securitization activities. The following table reconciles consolidated GAAP revenues to Managed Basis net revenues:

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

     GAAP revenues                             $ 6,419      $ 5,907        9%
       Effect of TRS securitizations               255         278
       Effect of AEFA provisions                  (535)       (487)
                                                ------      ------
     Managed net revenues                      $ 6,139      $ 5,698        8%
                                                ======      ======

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                                FINANCIAL SUMMARY
                                   (Unaudited)

(Millions)
                                         Nine Months Ended
                                           September 30,
                                         ------------------
                                                                      Percentage
                                                2003         2002      Inc/(Dec)
                                              --------     --------   ----------
REVENUES (A)
  Travel Related Services                     $ 13,978     $ 13,056        7%
  American Express Financial Advisors            4,432        4,173        6
  American Express Bank                            596          557        7
                                              --------     --------
                                                19,006       17,786        7
  Corporate and other,
    including adjustments
    and eliminations                              (208)        (175)     (19)
                                              --------     --------

CONSOLIDATED REVENUES                         $ 18,798     $ 17,611        7%
                                              ========     ========

PRETAX INCOME (LOSS)
  Travel Related Services                     $  2,687     $  2,286       18%
  American Express Financial Advisors              611          659       (7)
  American Express Bank                            109           85       28
                                              --------     --------
                                                 3,407        3,030       12
  Corporate and other                             (250)        (252)       1
                                              --------     --------

PRETAX INCOME                                 $  3,157     $  2,778       14%
                                              ========     ========

NET INCOME (LOSS)
  Travel Related Services                     $  1,824     $  1,585       15%
  American Express Financial Advisors              487          479        2
  American Express Bank                             73           56       29
                                              --------     --------
                                                 2,384        2,120       12
  Corporate and other                             (160)        (132)     (21)
                                              --------     --------

NET INCOME                                    $  2,224     $  1,988       12%
                                              ========     ========

(A) Managed net revenues are reported net of American Express Financial Advisors' provision for losses and benefits and exclude the effect of TRS' securitization activities. The following table reconciles consolidated GAAP revenues to Managed Basis net revenues:

                                    - more -


GAAP revenues                                 $ 18,798     $ 17,611        7%
  Effect of TRS securitizations                    735          724
  Effect of AEFA provisions                     (1,567)      (1,415)
                                              --------     --------
Managed net revenues                          $ 17,966     $ 16,920        6%
                                              ========     ========

(Preliminary)

                            AMERICAN EXPRESS COMPANY
                          FINANCIAL SUMMARY (CONTINUED)
                                   (UNAUDITED)

                                                  Quarters Ended
                                                   September 30,
                                               --------------------
                                                                      Percentage
                                                2003         2002      Inc/(Dec)
                                               -------      -------   ----------
EARNINGS PER SHARE

Per share net income:
      Basic                                    $  0.60      $  0.52       15%
                                               =======      =======
      Diluted                                  $  0.59      $  0.52       13%
                                               =======      =======
Average common shares outstanding for
  earnings per common share (millions):
      Basic                                      1,278        1,323       (3)%
                                               =======      =======
      Diluted                                    1,297        1,330       (2)%
                                               =======      =======

Cash dividends declared
  per common share                             $  0.10      $  0.08       25%
                                               =======      =======

                        SELECTED STATISTICAL INFORMATION
                                   (Unaudited)

                                                  Quarters Ended
                                                   September 30,
                                               --------------------
                                                                      Percentage
                                                2003         2002      Inc/(Dec)
                                               -------      -------   ----------

Return on average total shareholders'
  equity (A)                                      20.4%        17.8%      --
Common shares outstanding (millions)             1,285        1,325       (3)%
Book value per common share                    $ 11.54      $ 10.55        9%
Shareholders' equity (billions)                $  14.8      $  14.0        6%

(A) Computed on a trailing 12-month basis using total shareholders' equity as reported in the Consolidated Financial Statements prepared in accordance with GAAP. All return on average total shareholders' equity and return on average total asset calculations in this and following tables are revised from amounts previously reported.

                                    - more -


(Preliminary)

                            AMERICAN EXPRESS COMPANY
                          FINANCIAL SUMMARY (CONTINUED)
                                   (UNAUDITED)

                                                Nine Months Ended
                                                  September 30,
                                               --------------------
                                                                      Percentage
                                                 2003         2002     Inc/(Dec)
                                               -------      -------   ----------
EARNINGS PER SHARE

Per share net income:
      Basic                                    $  1.73      $  1.50       15%
                                               =======      =======
      Diluted                                  $  1.71      $  1.49       15%
                                               =======      =======

Average common shares outstanding for
  earnings per common share (millions):
      Basic                                      1,287        1,324       (3)%
                                               =======      =======
      Diluted                                    1,298        1,334       (3)%
                                               =======      =======

Cash dividends declared
  per common share                             $  0.28      $  0.24       17%
                                               =======      =======

                        SELECTED STATISTICAL INFORMATION
                                   (Unaudited)

                                                Nine Months Ended
                                                   September 30,
                                               --------------------
                                                                      Percentage
                                                 2003         2002     Inc/(Dec)
                                               -------      -------   ----------

Return on average total shareholders'
  equity (A)                                      20.4%        17.8%      --
Common shares outstanding (millions)             1,285        1,325       (3)%
Book value per common share                    $ 11.54      $ 10.55        9%
Shareholders' equity (billions)                $  14.8      $  14.0        6%

(A) Computed on a trailing 12-month basis using total shareholders' equity as reported in the Consolidated Financial Statements prepared in accordance with GAAP. All return on average total shareholders' equity and return on average total asset calculations in this and following tables are revised from amounts previously reported.

To view additional business segment financials go to:
http://ir.americanexpress.com